QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

JUNE 28, 2001
(Date of Report)

THE COBALT GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

WASHINGTON	000-26623	91-1674947
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2200 FIRST AVENUE SOUTH, SUITE 400 SEATTLE, WA 98134
(Address of Principal Executive Offices, including Zip Code)

(206) 269-6363
(Registrant's Telephone Number, including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS

    On June 2, 2001, The Cobalt Group, Inc. (the "Company") entered into an Agreement and Plan of Merger with Cobalt Acquistion Corporation, a wholly-owned subsidiary of its largest shareholder, to purchase substantially all of the outstanding shares of the Company's common stock not already held by the shareholder and certain other continuing shareholders (the "Merger Agreement"). By entering into the Merger Agreement without the prior consent of Silicon Valley Bank Commerical Finance Division ("SVB"), the Company failed to comply with certain covenants under the Loan and Security Agreement, dated March 8, 2001, between the Company and SVB. As a result, the Company is not able to borrow under the Loan and Security Agreement which raises substantial doubt about the Company's ability to continue as a going concern. As of June 27, 2001, the Company had no amounts outstanding under the Loan and Security Agreement.

    Following the Company's announcement of the execution of the Merger Agreement, three purported class action lawsuits were filed against the Company, the continuing shareholders and members of the Company's board of directors. No responsive pleading is yet due. The purported class consists of the named plaintiff shareholder(s) and all other similarly situated owners of the Company's common stock. While the complaints in each of the cases differ, they generally allege that the members of the Company's board of directors and the continuing shareholders breached their fiduciary duties, that the price per share to be paid to the shareholders (other than the continuiung shareholders) is inadequate and that the proposed merger served no legitimate business purpose. Although varying, the complaints generally seek injunctive relief, including enjoining the merger, money damages and other relief.

    In April 2001, the Company concluded that it would defer until 2002 the approximately $2 million technology invesment that the Company anticipates will be required to maintain the current parts locator revenue stream associated with its data extraction and aggregation services segment.

ITEM 7. EXHIBITS

    (c) EXHIBITS

2	Agreement and Plan of Merger between The Cobalt Group, Inc. and Cobalt Acquisition Corporation, dated June 2, 2001. (1)
10	Loan and Security Agreement dated March 8, 2001 between The Cobalt Group, Inc. and Silicon Valley Bank Commercial Finance Division. (2)
23	Consent of Independent Accountants.
99	Report of Independent Accountants and Financial Statements of The Cobalt Group, Inc.

1
Incorporated by reference from Exhibit 2.1 of the Company's Current Report on Form 8-K as filed on June 5, 2001 for the event of June 2, 2001.

2
Incorporated by reference from Exhibit 10.10 of the Company's Annual Report on Form 10-K for the period ending December 31, 2000.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COBALT GROUP, INC.
DATED: JUNE 28, 2001
	By:	/s/ LEE J. BRUNZ Lee J. Brunz Vice President, General Counsel and Secretary

QuickLinks

SIGNATURE